Exhibit 10.5

Amendment No. 6 to the Discover Financial Services
Directors’ Compensation Plan
Effective February 22, 2018, the Discover Financial Services Directors’ Compensation Plan (the “Plan”), is hereby amended in the following respects:

•	The Plan is amended by replacing the text of Subsection 5(b)(i) Restriction Period in Section 5 Initial and Annual Awards of Restricted Stock Units in its entirety with the following:

(i)    Restriction Period. Restricted Stock Units granted pursuant to Section 5(a)(i) shall be subject to a restriction period whereby 50% of such units shall vest on the first anniversary of the date of grant and the remaining units shall vest on the second anniversary of the date of grant. Each grant of Restricted Stock Units pursuant to Section 5(a)(ii) shall vest on the earlier of the first anniversary of the date of grant or immediately prior to the first annual meeting of shareholders following the date of grant. Notwithstanding the foregoing, the Plan Administrators, in their discretion, may specify in the agreement circumstances under which the award shall become immediately transferable and nonforfeitable or under which the award shall be forfeited.